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                                                                  Exhibit 10.23

                             AK STEEL CORPORATION

                          LONG-TERM PERFORMANCE PLAN
                (as amended and restated as of March 19, 1998)

Introduction

  The name of this plan is the AK Steel Corporation Long-Term Performance Plan (the "Plan"). AK Steel Corporation (the "Company") adopted the Plan in 1995 to increase management's focus on the Company's long-term performance relative to that of its principal competitors in the carbon flat rolled steel industry (the "Peer Group") and to reward certain employees for enhancing the profitability of the Company over extended periods of time. The Plan is hereby amended and restated as set forth in this document.

  The Plan is a payroll practice. The Plan is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended , and the Plan shall be interpreted, administered and enforced to the extent possible in a manner consistent with that intent. Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company, and each of their respective subsidiaries and affiliates. The Plan is designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

1. Administration of the Plan

  This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall consist of not less than two members of the Board who shall be appointed from time to time by, and shall serve at the discretion of, the Board. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and related regulations. The Human Resources Department of the Company shall maintain records of authorized participants for each period described in paragraph 4 below (the "Performance Period").

2. Participation

  Each elected officer of the Company shall be eligible to participate in this Plan, and certain other management employees of the Company ("Plan Member" or "Plan Members") shall be eligible to participate in this Plan upon selection by the Chairman of the Board or his delegate, the Executive Management Committee ( the "EMC"), subject to the approval and/or review from time to time by the Committee. The EMC shall consist of the Company's Chief Executive Officer, President, Vice President, Human Resources, and such other individuals as may be designated from time to time by the Chief Executive Officer. Notwithstanding the foregoing, any covered employee, as defined in
Section 162(m)(3) of the Code ("Covered Employee"), shall be designated to participate in the Plan by the Committee in writing within the time period prescribed by Section 162(m) of the Code and related regulations.

3. Bonus Opportunity Targets

  Each Plan Member shall be assigned a Bonus Opportunity Target Percentage ("Target Percentage") at the time the Plan Member is selected for participation in this Plan. A Plan Member's Target Percentage may be changed from time to time at the discretion of the Committee or, in the case of Plan Members who are not elected officers, by the EMC. Notwithstanding the foregoing, the Committee shall assign or change, in writing, the Target Percentage for any Covered Employee for a particular Performance Period within the time period prescribed by Section 162(m) of the Code and related regulations.

  A Plan Member's Target Percentage is the maximum percentage of his annual base salary (as defined below) that can be achieved with respect to any Performance Period for which he is selected for participation. A Plan Member's Target Percentage is multiplied by his annual base salary for the final year of the Performance

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Period for which the calculation of a Performance Award is made in order to arrive at his Bonus Opportunity Target Amount ("Target Amount"). A Plan Member's annual base salary for purposes of this Plan shall be determined by multiplying his monthly rate of base salary for the last month of the relevant Performance Period by twelve (12).

  Any amount awarded to a Plan Member under this Plan shall be referred to herein as a "Performance Award." If a Plan Member is designated to participate in the Plan after the commencement of a Performance Period, his Performance Award, if any, will be prorated based on his period of participation in the Plan during such Performance Period.

4. Performance Periods

  Each Performance Period shall consist of a period of three consecutive calendar years, with the first such three-year period commencing on January 1, 1995, and ending on December 31, 1997.

5. Performance Award Payment Date

  The Performance Award Payment Date is the date on which any Performance Awards are paid to Plan Members, which date shall not be more than 120 days following the last day of the final year of each Performance Period. Before any Performance Award is paid to a Covered Employee, the Committee shall certify in writing that the criteria for receiving a Performance Award pursuant to the terms of this Plan have been satisfied.

6. Peer Group

  The Peer Group shall consist of Bethlehem Steel Corporation, Inland Steel Company, LTV Corporation, National Steel Corporation, Nucor Corporation, and U.S. Steel Group. The Peer Group may be modified from time to time at the discretion of the Committee; however, to the extent any modification of the Peer Group impacts the Performance Award to be received by a Covered Employee, such modification will be made within the time period prescribed by Section 162(m) of the Code and related regulations.

7. Performance Award Determination

  Any Performance Award to be paid to a Plan Member with respect to a Performance Period shall be the amount determined by multiplying his Target Amount under paragraph 3 above by the sum of the applicable percentages for the completed Performance Period and for the final year of the completed Performance Period as set forth in the chart below. The chart is based upon the Company's operating profit per ton shipped (excluding special and unusual items) as compared to operating profit per ton shipped (excluding special and unusual items) of the Peer Group. The maximum Performance Award that may be paid to any Covered Employee with respect to any Performance Period shall be $3 million. The Committee may delegate the calculation of Performance Awards to the Company's Chief Financial Officer, subject to the Committee's supervision.

  The percentages to be applied to a Plan Member's Target Amount in determining any Performance Award with respect to a Performance Period shall be based upon the following chart:

                            Percentages of Target Amount
     Operating Profit Per       Based Upon Relative
         Ton Shipped            Performance Ranking
     --------------------   ---------------------------- Percentage for Final
      Ranking of Company      Percentage for Completed    Year of Completed
      Versus Peer Group          Performance Period       Performance Period
             1                          100%                     100%
             2                           50%                      50%
             3                           25%                      25%
             4                           15%                      15%
             5-7                          0%                       0%

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8. Form of Payment

  All Performance Awards with respect to a Performance Period will be paid in a single lump-sum payment either in cash or in a combination of cash and whole shares of Restricted Stock as determined by the Committee; however, no more than fifty percent (50%) of any Performance Award shall be paid in Restricted Stock. The Company shall withhold such payroll or other taxes as it determines to be necessary or appropriate.

  If any portion of Performance Awards with respect to a Performance Period are to be paid in whole shares of Restricted Stock, such shares shall be issued pursuant to grants of Restricted Stock under the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 19,
1998) (the "SIP"); however, notwithstanding any provision in the SIP to the contrary, the restrictions on such shares granted under the SIP pursuant to this Plan shall lapse as to 20% of those shares on each of the first, second, third, fourth and fifth anniversaries of the Performance Award Payment Date on which such Restricted Stock was issued. Restricted Stock issued pursuant to this Plan shall be valued at the average of the high price and the low price of shares traded on the date the Committee approves issuance of such Restricted Stock.

9. Events of Forfeiture

 a. No Net Income

    If the Company has no net income for book purposes for the last calendar year of any Performance Period, no Performance Award will be paid with respect to the Performance Period ending with that calendar year. The Performance Award for that period, if any is due, will either be forfeited or the payment of the Performance Award will be deferred in the sole discretion of the Committee.

 b. Death, Disability, Retirement or Involuntary Termination for Other Than
Cause

    If during a calendar year a Plan Member dies, becomes totally and permanently disabled, retires, or is involuntarily terminated for reasons other than cause, the Plan Member (or his estate in the case of death) shall be entitled under this Plan to an amount equal to twice the amount paid or to be paid to the Plan Member on the Performance Award Payment Date occurring within that calendar year, less any amount actually paid to the Plan Member on such Performance Award Payment Date. Any amount payable under this paragraph 9b shall be paid on the next to occur of the Performance Award Payment Date falling within that calendar year or within 60 days following such Plan Member's death or other termination of employment. Any such amount shall be paid in cash and in full satisfaction of any claims the Plan Member may have under this Plan.

 c. Termination for Cause

    If a Plan Member is terminated for cause, as cause may be defined by the Committee or the EMC, no Performance Award shall be paid under this Plan.

 d. Voluntary Termination

    Subject to the provisions of paragraph 9b, a Plan Member who voluntarily terminates employment with the Company prior to any Performance Award Payment Date shall forfeit all rights hereunder to any payment that is or may be due on or after such Performance Award Payment Date.

 e. Removal from the Plan

    A Plan Member may be removed from further participation in this Plan by the Committee or the EMC and such removal shall be effective as of the date determined by the Committee or the EMC. In such a case, the Plan Member shall be eligible to receive a prorated Performance Award, if any, based on his period of participation during the Performance Period ending in the year in which his removal occurs.

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10. Source of Benefits

  The Company shall make any cash payments due under the terms of this Plan directly from its assets or from any trust that the Company may choose to establish and maintain from time to time. Nothing contained in this Plan shall give or be deemed to give any Plan Member or any other person any interest in any property of any such trust or in any property of the Company, nor shall any Plan Member or any other person have any right under this Plan not expressly provided by the terms hereof, as such terms may be interpreted and applied by the Committee in its discretion.

11. Liability of Officers and Plan Members

  No current or former employee, officer, director or agent of AK Steel Holding Corporation or of the Company shall be personally liable to any Plan Member or other person with respect to any benefit under this Plan or for any action taken by any such person in the administration or interpretation of this Plan.

12. Unsecured General Creditor

  The rights of a Plan Member (or his designated beneficiary in the event of his death) under this Plan shall only be the rights of a general unsecured creditor of the Company, and the Plan Member (or his designated beneficiary) shall not have any legal or equitable right, interest, or other claim in any property or assets of the Company by reason of the establishment of this Plan.

13. Arbitration

  Any dispute under this Plan shall be submitted to binding arbitration subject to the rules of the American Arbitration Association before an arbitrator selected by the Company and acceptable to the Plan Member. If the Plan Member objects to the appointment of the arbitrator selected by the Company, and the Company does not appoint an arbitrator acceptable to the Plan Member, then the Company and the Plan Member shall each select an arbitrator and those two arbitrators shall collectively appoint a third arbitrator who shall alone hear and resolve the dispute. The Company and the Plan Member shall share equally the costs of arbitration. No Company agreement of indemnity, whether under its Articles of Incorporation, the bylaws or otherwise, and no insurance by the Company, shall apply to pay or reimburse any Plan Member's costs of arbitration.

14. Amendment or Termination of Plan

  The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. In such a case, unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Plan Member on or after the date of such action.

15. Miscellaneous

 a. Assignability

    Plan Members shall not alienate, assign, sell, transfer, pledge, encumber, attach, mortgage, or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Plan Member's, or any other person's bankruptcy or insolvency.

 b. Obligations to the Company

    If a Plan Member becomes entitled to payment of any amounts under this Plan, and if at such time the Plan Member has any outstanding debt, obligation, or other liability representing an amount owed to the Company, then the Company may offset such amounts against the amounts otherwise payable under this Plan. Such determination shall be made by the Committee or the Board.

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 c. No Promise of Continued Employment

    Nothing in this Plan or in any materials describing or relating to this Plan grants, nor should it be deemed to grant, any person any employment right, nor does participation in this Plan imply that any person has been employed for any specific term or duration or that any person has any right to remain in the employ of the Company. Subject to the provisions of paragraph 9 hereof, the Company retains the right to change or terminate any condition of employment of any Plan Member without regard to any effect any such change has or may have on such person's rights hereunder.

 d. Captions

    The captions to the paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

 e. Pronouns

    Masculine pronouns and other words of masculine gender shall refer to both men and women.

 f. Validity

    In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

 g. Applicable Law

    To the extent not preempted by federal law, this Plan shall be construed in accordance with and governed by the law of the State of Delaware.

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